Exhibit 99.1

Press Release

SENORX FOUND NOT LIABLE FOR PATENT INFRINGEMENT

IRVINE, Calif., December 18 – SenoRx, Inc. (Nasdaq:  SENO) today announced that a jury delivered a verdict in favor of SenoRx in a lawsuit brought by Hologic, Inc., Cytyc Corp., and Hologic L.P. (Hologic) in the U.S. District Court for the Northern District of California.  Hologic had alleged that SenoRx infringed claims of Hologic's 6,413,204 and 6,482,142 patents. SenoRx claimed that both patents were invalid, and that the '204 patent was not infringed.

The jury found that SenoRx was not liable for infringement of the ‘204 patent and that both patents were invalid.  Lloyd Malchow, SenoRx Chairman and Chief Executive Officer, said, “We are pleased with the jury’s verdict.  We have been steadfast from the beginning and confident in our position.  We look forward to focusing all of management’s time on continuing to develop innovative new products to assist and improve the medical community’s ability to diagnose and more effectively treat breast cancer.”

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949-362-4800 x132